To:	The Investors Listed on the Attached Distribution List (collectively, the “Investors”)

Ladies and Gentlemen:

Reference is hereby made to the Subscription Agreements entered into between each of the Investors and Micromem Technologies Inc. (the “Company”), pursuant to which the Investors subscribed for Units (the “Units”) consisting of one common share of the Company (a “Common Share”) and one warrant (a “First Warrant”), each such First Warrant being exercisable for one Common Share and an additional warrant (a “Second Warrant”), and each such Second Warrant being exercisable for one Common Share at any time during the period extending 24 months following date on which the Units were initially issued to each respective Investor. The expiration of the First Warrants is scheduled to occur during December 2005 and January 2006, depending upon each Investor's closing date for the purchase of the Units.

Pursuant to the terms of subscription, the Company has endeavored to have the Units registered with the Securities and Exchange Commission. As such registration has not yet been completed and the First Warrants (and Second Warrants) are scheduled to expire within the next 45 days, the Company hereby seeks the consent of the Investors to cancel the Second Warrants included in the Units, and in lieu thereof to issue new warrants (the “New Warrants”) to the Investors on the following terms: the New Warrants issued to each Investor will be exercisable at any time from their date of issuance until December 31, 2006, without any requirement that the Investor exercise the First Warrant prior to receiving or exercising the New Warrants. In all other respects each Investor’s New Warrants will be substantially identical to such Investor’s Second Warrants, including the number of common shares into which the New Warrants are exercisable and the exercise price thereof. To the extent the Investors consent to the cancellation of the Second Warrants and the issuance of the New Warrants in accordance with the foregoing, the First Warrants will be revised by deleting all references therein to the Second Warrants and the expiration date of the First Warrants will be extended until June 30, 2006.

Subject to obtaining the Investors’ consent to the restructuring described herein, the Company intends to withdraw its current Registration Statement on Form F-3 relating to the resale of the Units, and to file a new Registration Statement covering the Common Shares included in the Units, and the Common Shares issuable on the exercise of the First Warrants (revised as described above) and the New Warrants.

With respect to those Investors that choose not to consent to the restructuring described herein on or before December 22, 2005, such Investors’ Units, including the First Warrants and Second Warrants contained therein, will not be restructured or amended and, as a result, the First Warrants (and Second Warrants) will expire in accordance with their original terms.

If you are in agreement with the foregoing restructuring terms, please indicate your approval thereof by signing a copy of this Letter Agreement where indicated below.

Please be advised that this Letter Agreement is subject to the approval of the foregoing terms by the Company’s Board of Directors, and the provisions of this Letter Agreement shall have no force or effect unless and until such approval is obtained.

To be effective, your consent is required to be received by the Company's counsel on or prior to December 22, 2005. Please fax your consent to 646-349-3501 and mail the original to the following coordinates:

Ziegler, Ziegler & Associates LLP
570 Lexington Avenue, 44th Floor
New York, New York 10022
Attention: George E. Boychuk

Very truly yours,

MICROMEM TECHNOLOGIES INC.

By: __________________________
       Name:
       Title:

Accepted and agreed to as of
December ____, 2005

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Name of Subscriber (Please Print)

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Signature of Subscriber or Authorized Representative

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Official Capacity of person signing if other than the Subscriber

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Name of Person Signing if other than the Subscriber (Please Print)